                                                                   Exhibit 10.27

                        RECEIVABLES PURCHASE AGREEMENT

                           Dated as of May 30, 1996

                                    among

                      JP FOODSERVICE DISTRIBUTORS, INC.,

                       ILLINOIS FRUIT & PRODUCE CORP.,

                                     and

                               SKY BROS., INC.

                                as the Sellers

                                     and

                             JPFD FUNDING COMPANY

                                     and

                             JP FOODSERVICE, INC.

                               TABLE OF CONTENTS


SECTION                                                                                                PAGE
                                                               ARTICLE I
                                                              DEFINITIONS

1.01.   Certain Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    -1-
1.02.   Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    -3-
1.03.   Other Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    -3-
1.04    Computation of Time Periods   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    -4-

                                                              ARTICLE II
                                                  AMOUNTS AND TERMS OF THE PURCHASES

2.01.   Purchases of Receivables; Agreement to Purchase   . . . . . . . . . . . . . . . . . . . . . .    -4-
2.02.   Payment for the Purchases     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    -7-
2.03.   Settlement Procedures on each Report Date     . . . . . . . . . . . . . . . . . . . . . . . .    -9-
2.04.   Payments and Computations, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -10-
2.05.   Transfer of Records to JPFD     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -10-

                                                             ARTICLE III
                                                         CONDITIONS PRECEDENT

3.01.   Conditions Precedent to Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -11-
3.02.   Conditions Precedent to Ongoing Purchases   . . . . . . . . . . . . . . . . . . . . . . . . .   -12-
3.03.   Effect of Payment of Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -13-

                                                              ARTICLE IV
                                                    REPRESENTATIONS AND WARRANTIES

4.01.   Representations and Warranties of the Sellers   . . . . . . . . . . . . . . . . . . . . . . .   -13-
4.02.   Representations and Warranties of JPFD  . . . . . . . . . . . . . . . . . . . . . . . . . . .   -18-

                                                              ARTICLE V
                                                   GENERAL COVENANTS OF THE SELLERS

5.01.  Affirmative Covenants of the Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -19-
5.02.  Negative Covenants of the Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -24-

                                                              ARTICLE VI
                                                    ADMINISTRATION AND COLLECTION

6.01.   Collection of Receivables   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -27-
6.02.   Designation of Collection Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -29-
6.03.   Duties of the Collection Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -30-
6.04.   Responsibilities of the Sellers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -32-
6.05.   Further Action Evidencing Purchases   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -33-
6.06.   Application of Collections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -33-
6.07.   Servicing Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -33-
6.08.   Collection Agent Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -34-

                                                            ARTICLE VII
                                                          INDEMNIFICATION

7.01.   Indemnities by the Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    -34-

                                                            ARTICLE VIII
                                                            MISCELLANEOUS

8.01.   Waivers; Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -37-
8.02.   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -37-
8.03.   Effectiveness; Binding Effect; Assignability  . . . . . . . . . . . . . . . . . . . . . . . .   -38-
8.04.   GOVERNING LAW; SUBMISSION TO JURISDICTION;
           WAIVER OF JURY TRIAL   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -39-
8.05.   Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -39-
8.06.   Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -39-
8.07.   Execution in Counterparts; Severability   . . . . . . . . . . . . . . . . . . . . . . . . . .   -41-
8.08.   Purchase Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -41-
8.09.   No Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -41-
8.10.   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -42-
8.11.   Survival of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -42-

                             EXHIBITS AND SCHEDULES

Exhibit A              -    Form of Subordinated Note
Exhibit B              -    Form of Daily Report

Schedule 4.01(g)       -    Actions, Suits
Schedule 4.01(h)       -    Addresses and Locations of Books and
                            Records of the Sellers
Schedule 4.01(j)       -    Tradenames, Subsidiaries, Etc.
Schedule 4.01(n)       -    ERISA Matters
Schedule 4.01(o)       -    Lock-Box Banks; Lock-Box Accounts; Lock-
                            Box Numbers; Deposit Account Banks;
                            Deposit Account Numbers

                         RECEIVABLES PURCHASE AGREEMENT
                            Dated as of May 30, 1996

          This RECEIVABLES PURCHASE AGREEMENT (the "Agreement"), dated as of May 30, 1996, is made by and among JP FOODSERVICE DISTRIBUTORS, INC., a Delaware corporation ("Distributors"), ILLINOIS FRUIT & PRODUCE CORP., an Illinois corporation ("IFPC"), SKY BROS., INC., a Pennsylvania corporation ("Sky Bros.") (each of Distributors, IFPC and Sky Bros., individually, a "Seller" and collectively, the "Sellers"), JPFD FUNDING COMPANY, a Delaware corporation ("JPFD"), and JP FOODSERVICE, INC., a Delaware corporation (the "Parent").

                                  WITNESSETH:

          WHEREAS, Distributors, IFPC and Sky Bros. desire to sell, and JPFD has agreed to purchase, all of such Sellers' right, title and interest in certain of their accounts receivable on the terms and conditions provided herein; and

          WHEREAS, JPFD, as "Transferor", Distributors, as the initial "Collection Agent", Enterprise Funding Company (the "Company"), those financial institutions from time to time party thereto as "Bank Investors", and NationsBank, N.A., as "Agent" have entered into that certain Transfer and Administration Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the "TAA"), pursuant to which JPFD may from time to time convey, transfer and assign undivided percentage interests in accounts receivable purchased from the Sellers, and the Company may, and the Bank Investors, if requested, shall, accept such conveyance, transfer and assignment of such undivided percentage interests;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          SECTION 1.01. Certain Definitions. For all purposes of this Agreement, except as otherwise specifically provided herein, capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in the TAA, the terms of which are incorporated by reference herein and
made a part hereof.   In addition, as used in this Agreement, the following
terms shall have the following meanings:

          "Collection Date" means the date occurring after the Termination Date upon which the Aggregate Unpaids shall have been paid in full, in cash.

          "Contributed Assets" has the meaning specified in Section 2.01(a) hereof.

          "Cut-Off Date" means the last day of each Fiscal Month.

          "Daily Report" has the meaning specified in Section 2.02 (b)

          "Dilution Adjustment" means, with respect to all Receivables sold by any Seller to JPFD hereunder as of any Report Date, an amount calculated on each Investor Report for the immediately preceding Fiscal Month equal to the aggregate reductions in the Outstanding Balances of all such Receivables during the Fiscal Month covered by such Investor Report as a result of Dilution.

          "Discount Rate" has the meaning specified in Section 2.02(b) hereof.

          "Loss Discount" has the meaning specified in Section 2.02(b) hereof.

          "Noncomplying Receivable" means any Receivable which, as of the date of the Purchase thereof by JPFD hereunder, did not meet the criteria for an "Eligible Receivable" set forth in the definition thereof in the TAA, except that, for purposes of determining which Receivables are Noncomplying Receivables, (a) the criteria listed in clause (ii) of such definition in the TAA shall not be applicable with respect to such determination and (ii) references in clauses (iv) and (v) of such definition in the TAA to "the time of the initial creation of an interest therein hereunder" shall instead be deemed to mean and refer to "the time such Receivable was sold or transferred by such Seller to JPFD hereunder."

          "Purchase" means, on any Business Day, the sale, assignment, contribution, transfer and/or other conveyance of all Receivables from the Sellers to JPFD for which the Purchase Price has not been previously paid (including by increasing the outstanding balance of the Subordinated Note or the applicable Seller's equity interest in JPFD) and which have not previously been sold, assigned, contributed, transferred or otherwise conveyed to JPFD by the Sellers, in either case, in accordance with the terms of Sections 2.01 and
2.02 hereof; and "Purchased" means the past tense of Purchase.

          "Purchase Discount Reserve Ratio" has the meaning specified in
Section 2.02(b) hereof.

          "Purchase Price" has the meaning specified in Section 2.02(b) hereof.

          "Purchase Price Percentage" has the meaning specified in Section 2.02(b) hereof.

          "Purchased Assets" has the meaning specified in Section 2.01(a) hereof.

          "Receivable" means the indebtedness or other obligations owed to any of the Sellers by any Obligor (prior to giving effect to any transfer or conveyance thereof by such Seller to JPFD as contemplated hereunder) under a Contract and existing or arising at any time prior to the Termination Date, whether constituting an account, chattel paper, instrument, investment property or general intangible, arising in connection with the sale of goods, merchandise or inventory or the rendering of services by such Seller and includes the right to payment of any Finance Charges and other obligations of
such Obligor with respect thereto.   Notwithstanding the foregoing, once a
Receivable has been deemed collected pursuant to Section 2.9 of the TAA and the applicable Seller shall have satisfied its obligations with respect to Section 2.03(b) with respect thereto, it shall no longer constitute a Receivable hereunder.

          "Related Assets" has the meaning specified in Section 2.01(a) hereof.

          "Report Date" means the 10th day of each Fiscal Month.

          "Seller Loans" has the meaning specified in Section 2.02(c) hereof.

          "Subordinated Note" has the meaning specified in Section 2.02(d) hereof.

          "Transferred Assets" has the meaning specified in Section 2.01(a) hereof.

          SECTION 1.02. Accounting Terms. Under this Agreement, all accounting terms not specifically defined herein shall be interpreted, all accounting determinations made, and all financial statements prepared, in accordance with GAAP.

          SECTION 1.03. Other Terms. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein.
The words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular section, subsection, or clause contained in this Agreement, and all references to Sections, Exhibits and Schedules shall mean, unless the context clearly indicates otherwise, the Sections hereof and the Exhibits and Schedules attached hereto, the terms of which Exhibits and Schedules are hereby
incorporated into this Agreement.   Whenever appropriate, in the context, terms
used herein in the singular also include the plural, and vice versa.

          SECTION 1.04.  Computation of Time periods.   In this Agreement,  in
the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding", and the word "within" means "from and excluding a specified date and to and including a later specified date".

                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE PURCHASES

          SECTION 2.01. Purchases of Receivables; Agreement to Purchase. (a) Subject to the terms and conditions hereinafter set forth (including the conditions set forth in Article III), JPFD hereby purchases from each Seller, and each Seller hereby severally sells, transfers, assigns and otherwise conveys to JPFD all of such Seller's right, title and interest in all of such Seller's Receivables existing as of the Business Day immediately preceding the Closing Date or thereafter arising until the Business Day, immediately preceding the Termination Date, in each case together with all of the Related Security relating to such Receivables and all Collections with respect to and other Proceeds of such Receivables and Related Security (such Related Security,
Collections and Proceeds, collectively, the "Related Assets").   On each
Business Day until the Termination Date, JPFD shall pay for the Purchases described in the preceding sentence no later than 5:00 p.m. (New York time) by making available to the Sellers the payment of the Purchase Price required
under Section 2.02.   To the extent that any such Receivables and Related
Assets shall have been or are to be contributed to JPFD's capital at or prior to such time in accordance with Section 2.02, JPFD shall increase each applicable Seller's percentage equity ownership in JPFD accordingly (on a pro rata basis with all other Sellers then making such capital contributions as determined by the relationship that such Seller's contribution bears to the aggregate contribution of all of the Sellers at such time) in accordance with
Delaware law.   Prior to paying the Purchase Price hereunder, JPFD may request of any Seller, and such Seller shall deliver, such approvals, opinions, information, reports or documents as JPFD may reasonably request. As used in this Agreement, (i) the term "Purchased Assets" shall mean all

Receivables which are paid for through cash and/or Seller Loans under this Agreement and all Related Assets relating thereto, (ii) the term "Contributed Assets" shall mean all Receivables which are contributed to JPFD's capital and all Related Assets relating thereto and (iii) the term "Transferred Assets" shall mean, collectively, all Purchased Assets and all Contributed Assets.

          (b) Each of the parties hereto hereby acknowledges that the Receivables of each of the Sellers may be invoiced under the name of the Parent and that payments on such Receivables are often remitted to the Sellers in the name of the Parent. The Parent and each of the Sellers hereby represent and warrant that this arrangement exists for purposes of administrative convenience and that the Parent claims no legal or beneficial interest in any of the Receivables or the Related Assets of any of the Sellers, all of which (prior to giving effect to the sale thereof by such Seller to JPFD hereunder) shall be the sole and exclusive property of the applicable Seller. If, notwithstanding the foregoing, (i) any court, (ii) any other Official Body, (iii) the Agent, (iv) any creditor of any of the Seller, the Parent or JPFD (or any successor or assign of any such creditor, including a trustee in bankruptcy or debtor in possession), or (v) any Seller, the Parent or JPFD (or any successor or assign thereof, including a trustee in bankruptcy or debtor in possession of or for any of the foregoing) determines (or institutes or threatens to institute a cause of action seeking a determination) or otherwise alleges that the Parent has or had any rights, title or interests in, to or under any of the Receivables and/or the Related Assets of any of the Sellers which were intended to have been or are intended to be transferred, sold, contributed or otherwise conveyed by such Seller to JPFD hereunder, then the Parent shall (x) be deemed to have sold, contributed, transferred or otherwise conveyed and be required to sell, contribute, transfer or otherwise convey, such Receivables and Related Assets to JPFD in accordance with the terms of this Agreement and
(y) be deemed to be a "Seller" for all purposes hereunder and under the other Transaction Documents and be bound by all of the terms hereof and thereof applicable to the Sellers, and all references herein or in any of the Transaction Documents to the "Sellers" or a "Seller" shall thereafter include and be deemed a reference to the Parent. In connection with the foregoing, the Parent, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, (1) hereby grants, sells and conveys all of its rights, title and interests in, to and under any and all such Receivables and Related Assets which it may now or hereafter own or acquire to JPFD, and
(2) hereby agrees to take, and to cause each of the other Sellers and JPFD to take, all action necessary or desirable (in the determination of the Agent) to effectuate such grant, sale and conveyance and to perfect JPFD's and the Agent's respective interests in such Receivables and Related Assets, including, without limitation,

(i) the reconciliation and settlement as among the Parent and the other Sellers of any amounts previously paid by JPFD to any such other Sellers for Receivables owned by the Parent, (ii) the execution and delivery by JPFD of a Subordinated Note in favor of the Parent, and (iii) the filing of any UCC Financing Statements in respect of the Receivables, the Related Assets and the Parent's sale thereof in accordance with the provisions of this Section 2.01(b).

          (c) It is the intention of the parties hereto that each Purchase of Receivables made hereunder shall constitute a "sale" from each applicable Seller (the term "Seller" as used in this clause (c) shall include the Parent to the extent of any transfers of Receivables and Related Assets by the Parent to JPFD pursuant to the immediately preceding clause (b)) to JPFD under applicable state law and Federal bankruptcy law and, more particularly, but without limitation, a "sale of accounts," as such term is used in Article 9 of the UCC, which sales are, in each case, absolute and irrevocable and provide
JPFD with all indicia and rights of ownership of the Receivables.   Neither any
Seller nor JPFD intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from JPFD to the Sellers secured by such accounts. Except for the Dilution Adjustment made on each Report Date and certain indemnities pursuant to Section 7.01, each sale of Receivables by a Seller to JPFD is made without recourse to such Seller; provided, however, that
(i) each Seller shall be liable to JPFD for all representations, warranties and covenants made by such Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by JPFD or any assignee thereof of any obligation of any Seller or any other person to any of Obligor or otherwise arising in connection with the Receivables, the Related Assets and/or the related Contracts, or any other obligations of the Sellers thereunder or in connection therewith. In view of the intention of the parties hereto that the Purchases of Receivables made hereunder shall constitute sales of such Receivables rather than a loan secured by such Receivables, each Seller agrees to note on its financial statements and in its books and records that its Receivables have been sold to JPFD and to respond to any inquiries made by third-parties as to the ownership of the Receivables so sold that such Receivables have been sold to JPFD.

          (d) Notwithstanding any other provision of this Agreement to the contrary, JPFD shall not purchase from any Seller nor shall any Seller sell to JPFD any Receivable from and after the time of any bankruptcy filing by or against such Seller or against JPFD.

          (e) If, notwithstanding the provisions of the immediately preceding clause (c), the Purchases hereunder are deemed for any reason not to constitute valid "sales of accounts" as set forth above, then this Agreement shall be deemed to create a security interest (within the meaning of Articles 8 and 9 of the Uniform Commercial
Code as in effect in all applicable jurisdictions) in favor of JPFD in all of the applicable Seller's rights, title and interest in, to and under the Transferred Assets. Upon each such Purchase, the applicable Seller hereby grants such a security interest to JPFD in the Transferred Assets which are the subject of such Purchase, and this Agreement shall constitute a security agreement within the meaning of Article 8 and Article 9 of the UCC of all applicable jurisdictions.

          SECTION 2.02.   Payment for the Purchases.   (a)   Except as
otherwise provided below in this Section 2.02, the Purchase Price for the Receivables sold by each of the Sellers under this Agreement shall be payable in full in cash by JPFD to the applicable Seller, in each case on the date of each such Purchase, except that (A) to the extent that JPFD has insufficient funds and availability under the Subordinated Notes to pay the Purchase Price for any Receivables to be purchased by it on any date, such remaining portion of the Receivables of each Seller for which the Purchase Price has not been received (either in cash or by an increase to the applicable Seller's Subordinated Note) shall be contributed to the capital of JPFD by each such Seller, which contribution shall be in an amount equal to each such Seller's pro rata share of the Purchase Price for all such Receivables being contributed on such date by all of the Sellers and (B) JPFD may, with respect to any Purchase, offset against such Purchase Price (i) any amounts shown on an Investor Report as owing from the applicable Seller to JPFD and which remain unpaid or (ii) any other uncontested amounts owed by such Seller to JPFD hereunder and which remain unpaid.

          (b) On each Business Day, each Seller shall deliver to the Collection Agent (and, if requested, to the Agent) a report (a "Daily
Report") in the form attached hereto as Exhibit B, which Daily Report shall set forth, among other things, the aggregate Outstanding Balance of all Receivables being sold to JPFD by such Seller on such date and the Purchase Price owed to such Seller on such date. The Purchase Price (the "Purchase Price") payable on any Business Day shall be calculated to equal the aggregate Outstanding Balances of new Receivables noted on such Daily Report (i.e., Receivables existing as of the close of business of such Seller on the Business Day immediately preceding the date of such Daily Report and not previously sold or contributed to JPFD hereunder) times the Purchase Price Percentage (the "Purchase Price Percentage") then in effect pursuant to the remaining provisions of this Section 2.02(b). From the Closing Date until the first Report Date thereafter, the purchase Price Percentage shall equal 98%. Thereafter, the Purchase Price Percentage shall be calculated in accordance with the following formula:

     PPP =     100% - (LD + PDRR)

     where:

     PPP  =    the Purchase Price Percentage in effect on such day;

     LD   =    from and after each Report Date, the "Loss Discount" (expressed as a percentage) calculated in the most recent Investor Report to equal the greater of (i) one-fifth of one percent (0.20%) and
               (ii) the average of the Loss-to-Liquidation Ratios for the three
               Fiscal Months most recently ended and for which Investor Reports shall have been delivered to the Agent, as such amount shall be set forth in the Investor Report for the most recent such Fiscal
               Month; and

     PDRR = from and after each Report Date, the "Purchase Discount Reserve Ratio" (expressed as a percentage) calculated in the most recent Investor Report in accordance with the following formula:

               PDRR =    ACP X DR
                         --------
                            360

     where:
     PDRR =    the Purchase Discount Reserve Ratio in effect on such day;

     ACP  =    the average of the Average Collection Periods for the preceding six (6) Fiscal Months most recently ended and for which Investor
               Reports shall have been delivered to the Agent, as such average shall be set forth in the Investor Report for the most recent such Fiscal Month; and

     DR   =    the "Discount Rate" calculated in the most recent Investor
               Report to be equal to the Base Rate as of the last Business Day of the most recently ended calendar quarter (or, until June 30, 1996, as of the Closing Date).

The Purchase Price Percentage shall be calculated on each Report Date and such calculation shall be utilized in the calculation of the Purchase Price owed under this Agreement for all Purchases occurring from and after such Report Date until (but not including) the next Report Date.

          (c) On each Business Day, to the extent that JPFD receives either Collections or proceeds from any Incremental Transfers, which, in any case, it is not required to hold in trust for, or remit to, the Collection Agent or the Agent pursuant to the TAA, then JPFD shall remit such funds to the Sellers (net of any funds needed to pay existing expenses which are then accrued and unpaid) in the following order of priority and application: first to pay the Purchase Price for any Receivables Purchased from the Sellers on such Business Day; and second to pay amounts owed by JPFD to the Sellers under the Subordinated Notes described in
Section 2.02(d) below. All such payments shall be made ratably according to the amounts in each such category owed to each of the Sellers. If, on any day, the amount of cash available to pay for all Purchases of Receivables to be made on such day is less than the Purchase Price owing therefor, then JPFD shall, with notice to the applicable Sellers, pay such remaining part of the Purchase Price by borrowing a revolving loan (each a "Seller Loan") under its Subordinated Note issued in favor of such Seller, and each Seller shall have irrevocably agreed to advance, and shall be deemed to have advanced, a Seller Loan in the amount so specified by JPFD; provided, however, that no such Seller Loan shall be made to JPFD to the extent that, after giving effect thereto, JPFD's net worth (calculated (i) after giving effect to all such Purchases and Seller Loans to be made on such date and (ii) without giving effect to any Receivables that are not included in the Net Receivables Balance at such time) would be less than 12% of the aggregate Outstanding Balance of all Receivables at such time.

          (d) The Seller Loans shall be subordinated to the prior right and payment in full of the Aggregate Unpaids and any other obligations of JPFD arising under the TAA. JPFD shall allocate the payment of the Purchase Price, including the amount of Seller Loans made on any day, ratably among all of the Sellers according to the respective Purchase Prices owing thereto for all Receivables sold on such date. The Seller Loans advanced by each Seller shall be evidenced by, and payable in accordance with the terms and provisions of, a promissory note (each, a "Subordinated Note") payable to such Seller in the form of Exhibit A attached hereto. JPFD shall allocate payments of principal and interest on the Subordinated Notes ratably among all of the Sellers according to the outstanding principal amounts thereof.

          (e) Unless and until the Termination Date has occurred, if, after giving effect to all allocations of cash and Seller Loans provided for in
Section 2.02(c), the Purchase Price payable by JPFD to the Sellers on any Business Day is not paid in full as a result of the limitation on the amount of the Subordinated Notes, then each of the Sellers shall be deemed to have contributed to JPFD's capital Receivables having a Purchase Price equal to the otherwise unpaid portion of the total Purchase Price owed to such Seller on such day.

          SECTION 2.03.   Settlement Procedures on each Report Date.   (a)
With respect to each Fiscal Month, the Collection

Agent shall prepare and deliver, by the following Report Date, an Investor Report, in the form required under the TAA, to each Seller, the Agent and each Bank Investor, which Investor Report shall include, among other things, the Dilution Adjustment, if any, due to JPFD from such Seller for such Fiscal Month.

          Promptly after the end of each Fiscal Month, the Sellers shall provide to the Collection Agent, as applicable, all information necessary for each such party to calculate the foregoing matters and to prepare the Investor Report within the time frame specified herein.

          (b) On each Report Date, to the extent that any Dilution Adjustment shall be owing to JPFD from a Seller, JPFD and such Seller shall credit all such amounts against the Purchase Price which would otherwise be owing to such Seller on such Report Date in respect of the Receivables to be Purchased from such Seller by JPFD on such date and any remaining Dilution Adjustment then owing to JPFD shall be payable by such Seller to JPFD in cash on such date.

          SECTION 2.04. Payments and Computations, Etc. All amounts to be paid by the Sellers or the Collection Agent to JPFD hereunder shall be paid in accordance with the terms hereof no later than 1:00 P.M. (New York time) on the day when due in Dollars in immediately available funds to a Lock-Box Account or Deposit Account to be specified by JPFD from time to time in writing. Payments received by JPFD after such time shall be deemed to have
been received on the next Business Day.   In the event that any payment becomes
due on a day which is not a Business Day, then such payment shall be made on the next succeeding Business Day. Each Seller and the Collection Agent (if any of the Sellers or any Affiliate thereof) shall, to the extent permitted by law, pay to JPFD, on demand, interest on all amounts not paid when due hereunder (whether owing by the Seller individually or as Collection Agent) at 2% per annum above the Base Rate in effect on the date such payment was due; provided, however, that such interest rate shall not at any time exceed the
maximum rate permitted by applicable law.   All computations of interest
payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

          SECTION 2.05.   Transfer of Records to JPFD.   (a)  In connection
with the Purchases of Receivables hereunder, each Seller hereby severally sells, transfers, assigns and otherwise conveys to JPFD all of the applicable Seller's right and title to and interest in the Records relating to all Receivables included in the Transferred Assets, without the need for any further documentation in connection with any Purchase. In connection with such transfer, each Seller hereby grants to each of JPFD and the Collection Agent (including, without limitation, any successor Collection Agent appointed in accordance with the TAA) an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software now or hereafter used by such Seller to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by such Seller or is owned by others and used by such Seller under license agreements with respect thereto; provided, that if such software is owned by another Seller, such Seller hereby grants JPFD and the Collection Agent an irrevocable, non-exclusive license to use such software as aforesaid. Each Seller hereby represents that the rights to use such software (whether or not owned by such Seller) are freely assignable by such Seller to JPFD and the Collection Agent (including, without limitation, any successor Collection Agent) without the consent of any Person, or if such consent is required, such consent shall have been obtained and evidence thereof shall have been delivered to JPFD and the Agent. The license granted hereby shall be irrevocable, and shall terminate on the date occurring after the Termination Date upon which all Aggregate Unpaids shall have been paid in full, in cash.

          (b) Each Seller shall take such action requested by JPFD and/or the Collection Agent (including any successor Collection Agent appointed in accordance with the TAA), from time to time hereafter, that may be reasonably necessary or appropriate to ensure that JPFD (and its assignees, including, without limitation, the Agent and the Purchasers) has (i) an enforceable ownership interest in the Records relating to the Receivables purchased from such Seller hereunder and (ii) an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records. Each of the Sellers hereby represents that as of the Closing Date there are no consents required for the use by JPFD and the Collection Agent of any such software.

                                  ARTICLE III

                              CONDITIONS PRECEDENT

          SECTION 3.01. Conditions Precedent to Agreement. This Agreement is subject to the conditions precedent that (i) each of the conditions precedent to the execution, delivery and effectiveness of each other Transaction Document (other than a condition precedent in any such other Transaction Document relating to the effectiveness of this Agreement) shall have been fulfilled to the satisfaction of JPFD and the Agent, and (ii) JPFD and the Agent shall have received each of the following, on or before the Closing Date, each (unless otherwise indicated) dated as of the Closing Date or such other recent date acceptable to JPFD and the Agent and each in form and substance satisfactory to JPFD and the Agent:

          1. Resolutions. A copy of the resolutions of the Board of Directors of each Seller, certified by its Secretary or Assistant Secretary, approving this Agreement and the other Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby and thereby and addressing such other matters as may be reasonably required by JPFD and the Agent;

          2. Good Standing Certificates Of the Sellers; Certificates as to Foreign Qualification of the Sellers. Good standing certificates for each of the Sellers issued by the applicable Secretaries of the State of the respective states in which such Seller is incorporated or organized and in which its chief executive office and principal place of business is located and of any other state in which such Seller transacts business, is required to be in good standing and where the failure to be in good standing could have a Material Adverse Effect;

          3.    Incumbency Certificate.   A certificate of the Secretary or
     Assistant Secretary of each of the Sellers substantially in the form of Exhibit L-1 to the TAA.

          4. Other Transaction Documents. Original copies, executed by each of the parties thereto in such reasonable number as shall be specified by JPFD and the Agent, of each of the other Transaction Documents to be executed and delivered in connection herewith;

          5.    Opinions of Counsel.   Opinions of Counsel as set forth in
     Section 4.1 of the TAA; and

          6. Officer's Certificates. Original copies of a certificate for each of the Sellers executed by the Chief Financial Officer, the President or a Vice President of such Seller certifying the accuracy of its representations and warranties hereunder, under the TAA and under the other Transaction Documents to which it is a party, that no Termination Event or Potential Termination Event has occurred and is continuing under the TAA and that all conditions precedent and covenants required to be complied with or performed on or prior to the Closing date by such Seller have been so complied with or performed, which certificate shall be in the form of Exhibit N-2 to the TAA and dated as of the Closing Date.

          SECTION 3.02.   Conditions Precedent to Ongoing Purchases.   The
obligation of JPFD on any Business Day to accept and pay for the transfers of Receivables under this Agreement is subject to the conditions precedent that the representations and warranties contained in Article IV are true and correct in all material respects as of such Business Day. Each Seller, by accepting the Purchase Price paid for each Purchase of Receivables generated by such Seller and the Related Assets of such Seller, shall be deemed to have certified, with respect to the Receivables and the Related Assets paid for on such day, that its representations and warranties contained in Article IV are true and correct on and as of such day, with the same effect as though made on and as of such day.

          SECTION 3.03.  Effect of Payment of Purchase Price and/or
Contribution.   Upon the payment of the Purchase Price for any Purchase,
(whether in cash or by an increase in the applicable Seller's Subordinated Note pursuant to Section 2.02(c)) or the contribution of any Contributed Assets by the Sellers to the capital of JPFD pursuant to Section 2.02(e), title to the Receivables and the Related Assets included in such Purchase shall vest in JPFD, whether or not the conditions precedent to such Purchase were in fact satisfied; provided, however, that JPFD shall not be deemed to have waived any claim it may have under this Agreement for the failure by any Seller in fact to satisfy any such condition precedent.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          SECTION 4.01.   Representations and Warranties of the Sellers.   Each
Seller represents and warrants that as of the Closing Date and (except for representations and warranties which relate to a specific date only) and on each date thereafter until the Collection Date:

          (a)   Corporate Existence and Power.   Such Seller is a corporation
duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where the failure to have obtained or received any such governmental license, authorization, consent or approval would not have a Material Adverse
Effect.   Such Seller is duly qualified to do business in, and is in good standing in, every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

          (b)   Corporate and Governmental Authorization: Contravention.   The
execution, delivery and performance by such

Seller of this Agreement and the other Transaction Documents to which it is a party (i) are within such Seller's corporate powers and have been duly authorized by all necessary corporate and shareholder action, (ii) require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by Section 5.01(a)), (iii) do not contravene, or constitute a default under, any provision of applicable law, rule or regulation or of any agreement, judgment, injunction, order, writ, decree or other instrument binding upon such Seller, except where any such contravention or default would not have a Material Adverse Effect, (iv) do not contravene the Charter or Bylaws of such Seller, or (v) do not result in the creation or imposition of any Adverse Claim on the assets of such Seller (except as contemplated hereunder).

          (c)  Binding Effect.   Each of this Agreement and the other
Transaction Documents to which such Seller is a party constitutes the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

          (d)  Perfection of Ownership Interest.   Immediately preceding each
Purchase hereunder, such Seller shall be the owner of all of its Receivables, free and clear of all Adverse Claims. On or prior to each Purchase and on each day thereafter (except as would not, when considered with the Receivables and Related Security of each of the other Sellers, violate Section 7.1(f) of the TAA at such time), all financing statements and other documents required to be recorded or filed in order to perfect and protect the Receivables against all creditors of such Seller will have been duly filed (and continued and/or amended, as applicable) in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

          (e) Accuracy of Information. All information heretofore furnished by such Seller (including without limitation, in the case of JP Foodservice Distributors, Inc., such Seller's consolidated and consolidating financial statements) to JPFD and the Agent for purposes of or in connection with this Agreement, any other Transaction Document to which such Seller is a party or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller to JPFD and the Agent will be, true and accurate in every material respect, on the date such information is stated or certified.

          (f)  Tax Status.   Such Seller has filed all tax returns (federal,
state and local) required to be filed and has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges, except any such taxes, assessments and/or other governmental charges which such Seller is contesting in good faith and by appropriate proceedings and in respect of which (x) such Seller has established adequate reserves on its books and records and (y) no Adverse Claim has resulted from the non-payment thereof.

          (g)  Action, Suits.   Except as set forth on Schedule 4.01(g) hereof,
there are no actions, suits or proceedings pending, or to the knowledge of such Seller threatened, against or affecting such Seller, any Affiliate of such Seller or any of the foregoing's respective properties, in or before any court, arbitrator or other body, which may, individually or in the aggregate, have a Material Adverse Effect.

          (h)  Place of Business.   The principal place of business and chief
executive office of such Seller are located at the address of the Seller indicated in Section 8.02 hereof and the offices where the Seller keeps all its Records, are located at the address(es) described on Schedule 4.01(h) or such other locations notified to JPFD and the Agent in accordance with Section 5.02(h) hereof in jurisdictions where all action required by Section 6.05 hereof has been taken and completed.

          (i)  Good Title.   Upon each Purchase from such Seller, JPFD shall
acquire a first priority perfected ownership interest in each of such Seller's Receivables and the Related Assets relating thereto, free and clear of any Adverse Claim and no such Transferred Assets shall constitute property of such Seller. No effective financing statement or other instrument similar in effect covering all or any part of such Transferred Assets shall be on file in any filing or recording office except as may be filed in favor of the Agent (as assignee of JPFD) pursuant to the Transaction Documents.

          (j)  Tradenames, Etc.  As of the date hereof:   (i) such Seller has
no Subsidiaries other than those disclosed on Schedule 4.01(j) hereto and (ii) such Seller has, within the last five (5) years, operated only under the tradenames identified on Schedule 4.01(j) hereto, and, within the last five (5) years, has not changed its name, merged with or into or consolidated with any other corporation or been the subject of any proceeding under the Bankruptcy Code, except as disclosed on Schedule 4.01(j) hereto.

          (k)  Nature of Receivables.   Each Receivable purchased from such
Seller by JPFD hereunder shall be an "eligible asset" as defined in Rule 3a-7 under the Investment Company Act, of 1940, as amended, and, except as disclosed in any Daily Report, shall not be a Noncomplying Receivable.

          (l) Credit and Collection Policy. Since August 2, 1995, there have been no material changes in the Credit and

Collection Policy other than as permitted hereunder and under the TAA.

          (m)   Not an Investment Company.   Such Seller is not, nor is it
controlled by, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (n)   ERISA.   Except as set forth on Schedule 4.01(n), neither such
Seller nor any of its ERISA Affiliates maintains any Benefit Plans. Such Seller and its ERISA Affiliates are in compliance in all material respects with ERISA and no Adverse Claims exist in favor of the Pension Benefit Guaranty Corporation or the U.S. Department of Labor on any of the Receivables or on the assets or properties of such Seller or any of its ERISA Affiliates.

          (o) Lock-Box Accounts; Deposit Accounts. The names and addresses of all the Lock-Box Banks of such Seller, together with the account numbers of the Lock-Box Accounts and the numbers of the related Lock-Boxes at such Lock-Box Banks are specified on Schedule 4.01(o) hereto (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to JPFD and the Agent and for which Lock-Box Agreements have been executed in accordance with Section 5.02(f) hereof and delivered to the Agent). The names and addresses of all the Deposit Account Banks of such Seller, together with the account numbers of the Deposit Accounts are specified on Schedule 4.01(o) hereto (or at such other Deposit Account Banks and/or with such other Deposit Account numbers as have been notified to JPFD and the Agent and for which Deposit Account Agreements have been executed in accordance with Section 5.02(f) hereof and delivered to the Agent). Such Seller has instructed all of its Obligors to make payments on the Receivables directly to a Lock-Box or a Lock-Box Account and only Collections of such Seller's Receivables and Related Security are deposited into Lock-Box Accounts and Deposit Accounts.

          (p)   Bulk Sales.   No transaction contemplated hereby requires
compliance with any bulk sales act or similar law.

          (q) Financial Statements; Material Adverse Change. The audited consolidated and the unaudited consolidating balance sheets of Distributors and its Subsidiaries, in each case, dated as of July 1, 1995, and the consolidated and unconsolidated statements of income, cash flows and changes in financial position relating thereto for the Fiscal Year then ended, copies of which have been furnished to the Agent, fairly present the financial condition of each such Persons as at such date and the results of the operations and cash flows of each such Person for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since July 1, 1995, there has been no material adverse change in the business, properties or condition (financial or otherwise) of such Seller or its Subsidiaries.

          (r) Preference; Voidability. Each Receivable transferred by such Seller to JPFD hereunder shall have been transferred in exchange for reasonably equivalent value to the Seller, and no such Purchase shall have been made for or on account of an antecedent debt owed by such Seller to JPFD. No such Purchase from any such Seller is voidable under any Section of the Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.), as amended.

          (s)  Corporate Separateness.   Each Seller acknowledges that it is
entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon JPFD's identity as a separate legal entity from the Parent and each of its Subsidiaries and Affiliates.

          (t) Collection and Servicing. Since July 1, 1995, there has been no material adverse change in the ability of such Seller then acting as Collection Agent or Sub-Collection Agent to service and collect the Receivables.

          (u) Environmental Matters. (i) Such Seller and its Affiliates currently hold and at all times heretofore such Seller and its Affiliates held all Environmental Permits required under all Environmental Laws except to the extent that the failure to have any such Environmental Permit, either alone or considered together with all other such failures, has not had and can not reasonably be expected to have a Material Adverse Effect.

          (ii) Such Seller and its Affiliates currently are, and at all times heretofore such Seller and its Affiliates have been, in compliance with all terms and conditions of all such Environmental Permits and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws except to the extent failure to comply therewith, either alone or considered together will all other such failures, has not had and can not reasonably be expected to have a Material Adverse Effect.

          (iii) Except as set forth in Exhibit O of the TAA, neither such Seller nor any of its Affiliates has ever received, and, so far as is known to such Seller, no predecessor in interest of such Seller and its Affiliates in respect of any of the Affiliate Premises has ever received, from any Official Body or other Person any notice of, and such Seller has no knowledge of, any events, conditions or circumstances that could prevent continued compliance in all material respects with the Environmental Permits referred to in subclause
(ii) of this clause (u) or any scheduled renewals thereof or any applicable

Environmental Laws currently in effect, or that could give rise to any liability on the part of such Seller and its Affiliates or otherwise form the basis of any claim, action, demand, request, notice, suit, proceeding, hearing, study or investigation (collectively, "Environmental Claims") involving such Seller and its Affiliates, based on or related to (x) a violation of any applicable Environmental Laws currently in effect or (y) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance in violation of any applicable Environmental Laws currently in effect, other than any liability or Environmental Claim referred to in this subclause (iii) which, either alone or considered together with all other such liabilities and Environmental Claims, has not had and can not reasonably be expected to have a Material Adverse Effect. Neither the matters set forth in Exhibit O of the TAA nor the resolution thereof nor any action required to be taken by such Seller and/or any of its Affiliates in connection therewith have had or, in such Seller's good faith judgment, can reasonably be expected to have, a Material Adverse Effect.

          Any document, instrument, certificate or notice delivered by such Seller or by any other Person on behalf of such Seller to JPFD or the Agent hereunder shall be deemed a representation and warranty by such Seller.

          SECTION 4.02. Representations and Warranties of JPFD. JPFD represents and warrants that as of the Closing Date and (except for representations and warranties which relate to a specific date only) as of the date of each Purchase:

          (a) Corporate Existence and Power. JPFD is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all, corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted. JPFD is duly qualified to do business in, and is in good standing in, every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

          (b)  Corporate and Governmental Authorization; Contravention.   The
execution, delivery and performance by JPFD of this Agreement and the other Transaction Documents to which it is a party are within JPFD's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by Section 2.8 of the

TAA), and do not contravene, or constitute a default under, any provision of applicable law, rule or regulation or of the Certificate of Incorporation or Bylaws of JPFD or of any agreement, judgment, injunction, order, writ, decree or other instrument binding upon JPFD or result in the creation or imposition of any Adverse Claim on the assets of JPFD (except as contemplated by Section
2.8 of the TAA).

          (c)   Binding Effect.   Each of this Agreement, the Subordinated
Notes and the other Transaction Documents to which JPFD is a party constitutes the legal, valid and binding obligation of JPFD, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

                                   ARTICLE V

                        GENERAL COVENANTS OF THE SELLERS

          SECTION 5.01. Affirmative Covenants of the Sellers. At all times from the date hereof to the Collection Date, each Seller will (except where only one specific Seller is referenced), unless JPFD, the Agent and the Majority Investors shall otherwise consent in writing:

          (a)  Protection of Ownership Interest.   (i)  Promptly execute and
deliver all instruments and documents and take all actions as may be necessary or as the Agent may reasonably request in order to perfect or protect the Transferred Interest or to enable JPFD, the Company or the Bank Investors to exercise or enforce any of their respective rights under this Agreement and the TAA.

               (A) Without limiting the foregoing, each Seller shall execute and file such financing statements (which statements may be in any form, including in the form of a carbon, photographic or other reproduction of this Agreement) continuation statements or amendments thereto or assignments thereof as may be requested by the Agent, the Company or any of the Bank Investors;

               (B) Mark its master data processing records and, upon the Agent's, any Bank Investor's or the Company's request, its Contracts and other documents with a legend (in form and substance satisfactory to the Agent) describing the conveyance hereunder to JPFD and the Agent, for the benefit of the Company and the Bank Investors, of the Transferred Assets; and

               (C) Obtain additional search reports as may be requested by JPFD, the Agent, the Company or any of the Bank Investors.

          (ii) Each of the Sellers hereby authorizes and appoints each of the Agent and the Collection Agent as its attorney-in-fact, to the fullest extent permitted by applicable law, to sign and file UCC financing statements, continuation statements and amendments thereto and assignments thereof without the Seller's signature. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Transferred Assets or any part thereof, shall be sufficient as a financing statement.

          (b) Designation of New Collection Agent. At any time after the designation of a Collection Agent (other than JPFD, any of the Sellers or any Affiliate of JPFD or any of the Sellers pursuant to Section 6.1 of the TAA), each of the Sellers hereby authorizes the Agent and the Collection Agent to take any and all steps in such Seller's name and on behalf of such Seller necessary or desirable, in the determination of the Agent or the Collection Agent, as applicable, to collect all amounts due under any and all Receivables, including without limitation, endorsing such Seller's name on checks and other instruments representing Collections and enforcing such Seller's Receivables and the related Contracts.

          (c) Financial Reporting. Maintain, for itself and each of its respective Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to JPFD, the Agent and each Bank Investor:

               (i) Annual Reporting. In the case of Distributors, within ninety (90) days after the close of each Fiscal Year, audited financial statements, prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be audited by such accountants) for Distributors and its consolidated Subsidiaries, including balance sheets as of the end of such period, related statements of operations, shareholder's equity and cash flows, accompanied by an unqualified audit report certified by independent certified public accountants, acceptable to JPFD and to the Agent under the TAA, prepared in accordance with generally accepted auditing principles and any management letter prepared by said accountants and by a certificate of said accountants that, in the course of the foregoing, they have obtained no knowledge of any Termination Event or Potential Termination Event under the TAA, or if, in the opinion of such accountants, any Termination Event or Potential Termination Event shall exist, stating the nature and status thereof.

               (ii) Quarterly Reporting.   In the case of Distributors, within
     forty-five (45) days after the close of the first three quarterly periods of each Fiscal Year, for Distributors and its consolidated Subsidiaries, in each case, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating related statements of operations, shareholder's equity and cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all certified by its chief financial officer.

               (iii)  Compliance Certificate.   In the case of Distributors,
     together with the financial statements required pursuant to the immediately preceding clauses (i) and (ii) hereunder, a compliance certificate signed by Distributors' chief financial officer stating that
     (x) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of Distributors and its consolidated Subsidiaries and (y) to the best of such Person's knowledge, no Termination Event or Potential Termination Event exists under the TAA, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof and showing the computation of, and showing compliance with, each of the financial ratios and restrictions set forth in Sections 7.1(q) and (r) of the TAA.

               (iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to such Seller's shareholders, copies of all financial statements, reports and proxy statements, if any, so furnished.

               (v)   S.E.C. Filings.   Promptly upon the filing thereof, copies
     of all registration statements and annual, quarterly, monthly or other regular reports, if any, which such Seller or any of its Subsidiaries files with the Securities and Exchange Commission.

               (vi) Notice of Termination Events, Potential Termination Events or Collection Agent Defaults. As soon as possible and in any event within two (2) Business Days after becoming aware of the occurrence of each Termination Event, each Potential Termination Event or each Collection Agent Default, a statement of the chief financial officer or chief accounting officer of such Seller setting forth details of such Termination Event, Potential Termination Event or Collection Agent Default and, in the case of any such Termination Event, such Potential
     Termination Event or, to the extent the Collection Agent is any of the Sellers or any Affiliate of any of the Sellers, such Collection Agent

     Default, the action which such Seller proposes to take with respect thereto.

               (vii) Change in Credit and Collection Policy. Within ten (10) days after the date any material change in or amendment to the Credit and Collection Policy is made, a copy of the Credit and Collection Policy then in effect indicating such change or amendment.

               (viii)   Credit and Collection Policy.   Within ninety (90) days
     after the close of each Fiscal Year, deliver to JPFD a complete copy of the Credit and Collection Policy then in effect.

               (ix)   Revolving Credit Agreement; Private Debt Indenture.   As
     soon as practicable (and in any case within three (3) Business Days after such Seller's receipt thereof) copies of any notices of default under, or the termination of, the Revolving Credit Agreement and/or the Private Debt Indenture (or any of the securities issued thereunder).

               (x)   ERISA.   Promptly after the filing or receiving thereof,
     copies of all reports and notices with respect to any Reportable Event (as defined in Article IV of ERISA) which such Seller or any of its ERISA Affiliates files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which such Seller or any of its ERISA Affiliates receives from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor.

               (xi) Other Information.   Such other information (including
     non-financial information) as JPFD, the Agent or the Administrative Agent may from time to time reasonably request with respect to any such Seller or any of its Subsidiaries.

          (d)  Conduct of Business.   (i) Carry on and conduct its business in
substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, (ii) do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and (iii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in the case of clause (iii) hereof, where the failure to do so would not result in a Material Adverse Effect.

          (e) Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject, except where such failure to so comply would not have a Material Adverse Effect.

          (f) Furnishing of Information and Inspection of Records. Furnish to JPFD and the Agent from time to time such information with respect to the Receivables as the Agent may reasonably request, including, without limitation, listings identifying the Obligor and the Outstanding Balance for each Receivable. Permit JPFD and the Agent, or its agents or representatives, at any time and from time to time during regular business hours, (i) to examine and make copies of, and make abstracts from, all of such Seller's Records and
(ii) to visit the offices and properties of such Seller, for the purpose of examining such Records, and to discuss matters relating to such Seller's Receivables or such Seller's performance hereunder and under the other Transaction Documents to which such Seller is a party with any of the officers, directors, employees or independent public accountants of such Seller having knowledge of such matters.

          (g) Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing its Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the Collection of all of such Seller's Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing
Receivable).   Give JPFD and the Agent notice of any material change in the administrative and operating procedures of such Seller referred to in the previous sentence.

          (h)   Performance and Compliance with Receivables and Contracts.   At
such Seller's expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by such Seller under the Contracts related to the Receivables.

          (i) Credit and Collection Policy. Comply in all material respects with the Credit and Collection Policy in regard to each of its Receivables and the related Contracts.

          (j) Collections. Instruct all of its Obligors to cause all Collections to be remitted directly to a Lock-Box, Lock-Box Account or Deposit Account of such Seller.

          (k) Collections Received. Hold in trust, and deposit, immediately, but in any event not later than forty-eight (48) hours of such Seller's receipt thereof, to one of its Lock-Box

Accounts or Deposit Accounts, all Collections received from time to time by such Seller.

          (l)  Separate Identity.   Take all actions reasonably required to
maintain JPFD's status as a separate legal entity, including, without limitation, (i) not misleading third parties as to JPFD's identity as an entity with assets and liabilities distinct from the Parent and the Parent's Subsidiaries; (ii) not holding itself out to be responsible for the debts or decisions or actions relating to the business and affairs of JPFD; (iii) taking such other actions as are necessary on its part to ensure that the covenants made by JPFD in Section 5.1(j)(ii) of the TAA are true and correct at all times; and (iv) taking such other actions as are necessary on its part to ensure that JPFD's corporate procedures required by its certificate of incorporation and by-laws are duly and validly taken.

          (m) Preservation of Corporate Existence; Separate Business. (x) Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and (y) qualify and remain qualified in good standing as a foreign corporation in each respective jurisdiction where the failure to do so would have a Material Adverse Effect.

          (n)  Insurance.   Ensure that all Persons that, in the ordinary
course of the performance of their duties in their employment or engagement with such Seller are required or authorized to accept or receive Collections directly from the Obligors thereon are covered by a fidelity bond, fidelity insurance or other similar bond or insurance, in each case, in an amount reasonably acceptable to JPFD and the Agent.

          SECTION 5.02. Negative Covenants of the Sellers. From the date hereof until the Collection Date, no Seller shall, without the written consent of JPFD, the Agent and the Majority Investors:

          (a)  No Sales, Liens, Etc.   Except as otherwise provided herein and
the TAA, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to (x) any of the Receivables or the Related Assets, (y) any inventory or goods, the sale of which may give rise to a Receivable, except where such Person in whose favor such Adverse Claim exists has acknowledged in writing in form and substance satisfactory to JPFD and the Agent that it does not claim, and thereby releases, any Adverse Claim in the Receivables and the Related Assets, whether arising as Proceeds of such Person's collateral or otherwise, or (z) upon or with respect to any Lock-Box Account or Deposit Account to which any Collections of any Receivable are sent or deposited, or assign any right to receive income in respect thereof; provided, that the Sellers shall be permitted to sell their inventory in the ordinary course of their respective businesses.

          (b)   No Extension or Amendment of Receivables.   Except as otherwise
permitted in Section 6.03(b) hereof, extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

          (c)   No Change in Business or Credit and Collection Policy.   Make
any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any Receivable or otherwise have a Material Adverse Effect.

          (d)   No Mergers, Etc.   (i) Consolidate or merge with or into any
other Person except where such Seller shall be the surviving entity of such merger or consolidation and no Termination Event or Potential Termination Event shall then be outstanding or would result therefrom; provided that any Seller may merge or consolidate with any other Seller so long as no Termination Event or Potential Termination Event shall then be outstanding or would result therefrom; and provided, further, that unless the Agent and JPFD shall have consented, no receivables of any Person (other than another Seller) with whom such Seller shall have merged or consolidated (including such receivables arising from such person's businesses or divisions after the date thereof) shall be sold to JPFD hereunder, deemed to be a Receivable hereunder, or collected or deposited in any Lock-Box, Lock-Box Account or Deposit Account, or
(ii) sell, lease or transfer all or substantially all of its assets to any other Person.

          (e)   Assignment.   Assign any of the Seller's rights or delegate any
of the Seller's duties under this Agreement, the TAA, or any of the other Transaction Documents to which the Seller is a party, without the prior written consent of the Agent.

          (f)   Change in Payment Instructions to Obligors.  Add or terminate
(x) any bank as a Lock-Box Bank, any account as a Lock-Box Account or any lock-box as Lock-Box to or from those listed on Schedule 4.01(o) hereto or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box or Lock-Box Account, or (y) any bank as a Deposit Account Bank or any account as Deposit Account to or from those listed on Schedule 4.01(o) hereto, unless, in each case, (i) such instructions are to deposit such payments to another existing Lock-Box, Lock-Box Account or Deposit Account of such Seller or (ii) the Agent shall have received written notice of such addition, termination or change at least 30 days prior thereto and the Agent shall have received a Lock-Box Agreement executed by each new Lock-Box Bank or an existing Lock-Box Bank with respect to each new Lock-Box Account or Lock-Box or a Deposit Account Agreement executed by each new Deposit Account Bank or an existing Deposit Account Bank with respect to each new Deposit Account, as applicable.

          (g) Deposits to Lock-Box Accounts and Deposit Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box, Lock-Box Account or Deposit Account any cash or cash proceeds other than Collections of Receivables; provided, however, that if any such cash or cash proceeds other than Collections are inadvertently deposited or credited to any Lock-Box Account or Deposit Account, such Seller shall notify JPFD and the Collection Agent immediately, but in any event within one (1) Business Day, after such Seller shall have become aware thereof or shall have received notice thereof.

          (h)  Change of Name, Etc.   Change its name, identity or corporate
structure (within the meaning of Section 9-402(7) of the UCC as in effect in the State of New York and the State in which such Seller's chief executive office and principal place of business is located) nor the location of its chief executive office or any office where Records are kept, unless at least 30 days prior to the effective date of any such change such Seller delivers to JPFD, the Agent and the Collateral Agent (i) such documents, instruments or agreements, executed by such Seller as are necessary to reflect such change and to continue the perfection of JPFD's, the Agent's and the Collateral Agent's ownership interests or security interests in the Receivables and the Related Assets and (ii) new or revised Lock-Box Agreements and Deposit Account Agreements executed by the Lock-Box Banks and Deposit Account Banks, respectively, which reflect such change.

          (i) Actions Inconsistent Herewith. Take any action under this Agreement that shall have a material adverse effect on the Agent, the Company or any Bank Investor or which is inconsistent with the terms of this Agreement or the TAA.

          (j) ERISA Matters. Nor permit any of its ERISA Affiliates to, (i) engage in any prohibited transaction (as defined in Section 4975 of the Code and Section 406 of ERISA) for which an exemption is not available or has not previously been obtained from the U.S. Department of Labor; (ii) permit to exist any accumulated funding deficiency (as defined in Section 302(a) of ERISA and Section 412(a) of the Code) or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (iii) fail to make any payments to any Multiemployer Plan that such Seller or any of its ERISA Affiliates is required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (iv) terminate any Benefit Plan so as to result in any liability; or (v) permit to exist any occurrence of any reportable event described in Title IV of ERISA which represents a material risk of a liability to such Seller or any of its ERISA Affiliates under ERISA or the Code, if such prohibited transactions, accumulated funding deficiencies, payments, terminations and reportable events incurring within any Fiscal Year, in the aggregate, involve a payment of money or an incurrence of liability by such Seller or any of its ERISA Affiliates, in an amount in excess of $200,000. Without limiting the foregoing in any manner whatsoever, such Seller shall, and shall cause any such ERISA Affiliate, as applicable, to satisfy any such liability (whether or not in excess of $200,000) and to remedy the circumstances giving rise thereto, in each case, within 10 days after such Person acquires or should have acquired knowledge thereof.

          (k) Payment to the Sellers. With respect to any Receivable sold or contributed by such Seller to JPFD, effect such sale or capital contribution under, and pursuant to the terms of, this Agreement, including, without limitation, the payment by JPFD (either in cash or by increase in the amount of the Subordinated Note) to such Seller, or the noting of a capital contribution on the books and records of such Seller, in each case, of an amount equal to the purchase price for each such Receivable so sold or contributed as required by the terms of this Agreement.

          (l) Sale Treatment. Account for (including for accounting and tax purposes), or otherwise treat, the transactions contemplated by this Agreement in any manner other than as a sale or capital contribution, as applicable, of Receivables by such Seller to JPFD, except to the extent otherwise required by GAAP or applicable law. In addition, fail to disclose (in a footnote or otherwise) in all of its respective financial statements (including any such financial statements consolidated with any other Persons' financial statements) the existence and nature of the transaction contemplated hereby and the interest of JPFD hereunder.

          (m)  Certificate of Incorporation.   Cause JPFD to amend its
Certificate of Incorporation or Bylaws in any manner which would require the consent of JPFD's independent director or directors, without the Agent's and the Majority Investors' prior written consent.

                                   ARTICLE VI

                         ADMINISTRATION AND COLLECTION

          SECTION 6.01.   Collection of Receivables.   (a)   Each Seller hereby
acknowledges and agrees that the Agent has the exclusive ownership and control of each Lock-Box and Lock-Box Account maintained by such Seller at a Lock-Box Bank, and each Deposit Account maintained by such Seller at a Deposit Account

Bank, and each Seller hereby agrees to take any further action necessary or that the Agent or JPFD may reasonably request to evidence and/or effect such ownership and control. If the Collection Agent or any Seller or its agents or representatives shall at any time receive any cash, checks or other instruments constituting Collections, such recipient shall immediately, but in any event within forty-eight (48) hours of such receipt, remit such Collections, duly endorsed or with duly executed instruments of transfer, to a Lock-Box Account
or Deposit Account.   At any time after the Agent's designation of a Collection
Agent (other than the Parent, any of the Sellers, JPFD or any Affiliate of any of the foregoing):

          (x) JPFD (or its assignees) may notify any or all of the Obligors of the ownership of Transferred Assets by JPFD (or any such assignee) and may direct any or all of the Obligors of Receivables included in the Transferred Assets to pay all amounts payable under any such Receivables directly to JPFD (or any such assignee) or its designee;

          (y) at JPFD's (or any such assignee's) request and at such Seller's expense, each Seller shall give notice of JPFD's (or any such assignee's) ownership of Transferred Assets purchased from such Seller to each Obligor thereunder and direct that payments be made directly to JPFD (or any such assignee) or its designee and assemble all Records of such Seller, and make the same available to JPFD (or any such assignee) or its designee at a place selected by JPFD (or its assignee) or its designee; or

          (z) At JPFD's or the Agent's request, each Seller shall (A) assemble all of the Records, and shall make the same available to the Agent or its designee at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to JPFD and the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

Each Seller hereby authorizes JPFD and/or the Collection Agent, on behalf of JPFD, and gives each of JPFD and the Collection Agent its irrevocable power of attorney, which authorization shall be coupled with an interest, to take any and all steps in such Seller's name and on behalf of such Seller, which steps are necessary or desirable, in the reasonable determination of JPFD and/or the Collection Agent, to collect all amounts due under the Transferred Assets, including, without limitation, endorsing such Seller's name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts.

          (b) JPFD shall, or shall cause the Collection Agent to, following notification that collections of any receivable or other intangible owed to any Seller or any Affiliate thereof, which is not a Transferred Asset, have been deposited into a Lock-Box Account or Deposit Account, segregate all such collections and, after such misapplied collections have been reasonably identified to JPFD, JPFD shall, or shall cause the Collection Agent to, turn over to such Seller or such Affiliate, as applicable, all such collections less all reasonable and appropriate out-of-pocket costs and expenses, if any, incurred by JPFD or the Collection Agent in collecting such receivables. All amounts deposited in a Lock-Box Account or Deposit Account during any Fiscal Month which are not identified prior to the succeeding Report Date as collections on receivables or intangibles not included in the Transferred Assets shall be irrevocably deemed to be Collections of the Receivables and the property of JPFD.

          SECTION 6.02.   Designation of Collection Agent.   (a) The servicing,
administering, enforcement and collection of the Receivables and the Related Assets shall be conducted by the Person (the "Collection Agent") designated pursuant to Section 6.1 of the TAA. Until JPFD gives notice to the Sellers of the designation of a new Collection Agent as prescribed in the TAA, Distributors is hereby designated as, and Distributors hereby agrees to perform the duties and obligations of, the Collection Agent in accordance with this Agreement, the TAA and the other Transaction Documents. The Collection Agent will have responsibility for the management of the servicing and receipt of Collections in respect of the Receivables and will have the authority to make any management decisions relating to the Receivables to the extent such authority is granted to the Collection Agent hereunder or under the other Transaction Documents; and it being further understood that for so long as JPFD, the Parent, Distributors, any of the other Sellers or any Affiliate of any of the foregoing acts as Collection Agent, such Person (x) performs its duties hereunder for the benefit of JPFD and its assignees and (y) holds all Receivables, Related Assets, Records and Collections which it receives in its capacity solely as Collection Agent and claims or retains no legal or beneficial title or interest therein or thereto. Subject to the terms of the TAA, the Agent may at any time designate any Person (including itself) to replace Distributors or any successor Collection Agent as Collection Agent.
The Collection Agent may, with the prior written consent of the Agent, subcontract with any other Person for the servicing, administering or collecting of the Receivables (any such Person with which the Collection Agent may so sub-contract being a "Sub-Collection Agent" and collectively, the "Sub-Collection Agents"); provided, however, that the Collection Agent shall remain liable for the performance of the duties and obligations of the Collection Agent and Sub-Collection Agents pursuant to the terms hereof; it being understood and agreed, that (i) the Agent may at any time after the occurrence of any event of the type described in the definition of "Collection Agent Default" in the TAA, with respect to such Sub-Collection Agent, terminate or cause the Collection Agent to replace any Sub-Collection Agent and (ii) unless otherwise specified by the Agent, each Sub-Collection Agent's appointment hereunder shall automatically terminate upon the resignation or removal of the Collection Agent that appointed such Sub-Collection Agent; and it being further understood and agreed that the appointments of each of the Collection Agent and the Sub-Collection Agents shall terminate on the date occurring on or after the Termination Date upon
which all of the Aggregate Unpaids shall have been paid in full, in cash.   In
connection therewith, the Collection Agent hereby appoints each Seller as, and each Seller hereby agrees to act as, a Sub-Collection Agent under the TAA and this Agreement. Each such Seller will be responsible, as directed by the Collection Agent, for the servicing and administration of only the Receivables originated by it. The Agent hereby consents to the appointment of each of the Sellers as Sub-Collection Agents as aforesaid. To the extent permitted by applicable law, each of the Sellers (to the extent such Person is not then acting as Collection Agent or Sub-Collection Agent hereunder) hereby grants to any Collection Agent appointed pursuant to the terms hereunder and under the TAA, an irrevocable power of attorney to take any and all steps in such Seller's name and on behalf of the Seller necessary or desirable, in the reasonable determination of the Collection Agent, to collect all amounts due under any and all of the Receivables, including without limitation endorsing such Seller's name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts.

          (b) Resignation of the Collection Agent. Neither the Collection Agent nor the Sub-Collection Agents shall resign from the obligations and duties imposed on it as Collection Agent or Sub-Collection Agent, as applicable, except upon such Person's determination that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no reasonable action which the Collection Agent or Sub-Collection Agent, as applicable, could take to make the performance of its duties hereunder permissible under applicable law. No such resignation by the Collection Agent or Sub-Collection Agent shall become effective until a successor Collection Agent or Sub-Collection Agent, as applicable, satisfactory to the Agent shall have assumed the responsibilities and obligations of the Collection Agent or the Sub-Collection Agent, as applicable, in accordance with the terms hereof and with the terms of any other Transaction Document to which such Person is a party.

          SECTION 6.03.   Duties of the Collection Agent.   (a) Duties of
Collection Agent in General. The Collection Agent shall service and administer the Receivables and the other Transferred Assets and, subject to the terms and provisions of this Agreement, shall have full power and authority to do any and all things in connection with such Collection and administration which it may deem necessary
or appropriate.   JPFD and/or each Seller, as applicable, shall execute and
deliver to the Collection Agent any powers of attorney or other instruments or documents that the Collection Agent may reasonably deem necessary or appropriate to enable the Collection Agent to carry out its collections and administrative duties hereunder. The Collection Agent shall take or cause to be taken all such action as may be necessary or advisable to collect each Receivable from time to time, with reasonable care and diligence, and all in substantial compliance with applicable law and in accordance with the Credit and Collection Policy.

          (b)  Modification of Receivables. Etc.   So long as no Termination
Event (other than a Termination Event of the type described in Section 7.1(k), 7.1(1) or, to the extent not caused by a breach by any of the Sellers hereunder, 7.1(h) of the TAA) shall have occurred and be continuing, the Collection Agent may, in the ordinary course of business and in accordance with the applicable Credit and Collection Policy, extend the maturity of Receivables, but not beyond thirty (30) days, and extend the maturity or adjust the Outstanding Balance as the Collection Agent may determine to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable, as a Receivable past due more than 60 days, or as a Defaulted Receivable.

          (c)  Documents and Records.   The Collection Agent shall maintain at
all times complete books, records and accounts relating to the Receivables and the other Transferred Assets as are necessary for performance of its obligations hereunder and under the TAA, and shall hold all such books, records and accounts constituting Records in trust for JPFD. Copies of such entries shall promptly be delivered to JPFD or its agents, representatives or assignees upon request, including, without limitation, the Agent. Upon the appointment of any successor Collection Agent, or upon the request of the Agent from and after a Collection Agent Default, the Collection Agent shall, at its own expense, deliver all such Records and copies of such other books, records and accounts to such successor Collection Agent and/or the Agent, as applicable.

          (d) Certain Duties to the Sellers. The Collection Agent, if other than Distributors, any other Seller, JPFD, the Parent or any Affiliate of any of the foregoing, shall, as soon as practicable after a demand by a Seller, and at the expense of such Seller, deliver to such Seller all documents, instruments and records in its possession that evidence or relate to accounts receivable of such Seller or other Persons that are not Receivables or Transferred Assets, and copies of all documents, instruments and records in its possession that evidence or relate to Receivables and Transferred Assets originated by such Seller.

          (e)  Grant of Power of Attorney.   JPFD hereby grants to the
Collection Agent an irrevocable power of attorney, with full power of substitution, to take in the name of JPFD all steps which are reasonably necessary or appropriate to endorse, negotiate, deposit or otherwise realize on any writing of any kind held or transmitted by JPFD in connection with any Receivable or Transferred Asset.

          (f)  Turnover of Collections.   If the Collection Agent shall at any
time receive any cash, checks or other instruments constituting Collections, the Collection Agent shall segregate such payments and hold such payments in trust for, and in a manner acceptable to JPFD and otherwise as may be required under the TAA and shall, promptly upon receipt (and in any event within forty-eight hours following such receipt), remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to a Lock-Box Account or Deposit Account.

          (g)  Successor Collection Agent.   In the event that either JPFD,
pursuant to its rights hereunder, or the Agent, pursuant to its rights under the TAA, shall appoint a successor Collection Agent, the Collection Agent agrees to cooperate with JPFD in effecting the transfer of the responsibilities and rights of the Collection Agent hereunder to such successor Collection Agent.

          SECTION 6.04. Responsibilities of the Sellers. Anything herein to the contrary notwithstanding:

          (a) Each Seller shall (i) perform all of its obligations under the Contracts related to the Receivables sold by it hereunder to the same extent as if such Receivables had not been sold hereunder and the exercise by JPFD (or any of its assignees) of its respective rights hereunder shall not relieve such Seller from such obligations and (ii) pay when due any taxes relating to the origination and sale of the Receivables and the other Transferred Assets, except any such taxes which such Seller is contesting in good faith and by appropriate proceedings and in respect of which (x) such Seller has established adequate reserves on its books and records and (y) no Adverse Claim has resulted from the non-payment thereof.

          (b) JPFD and its assignees shall have no obligation or liability with respect to any Receivable or related Contract, nor shall JPFD or any such assignee be obligated to perform any of the obligations of the Seller thereunder.

          (c) Each Seller shall, upon the request of JPFD, its assigns (including the Agent) or the Collection Agent, deliver to JPFD, such assigns and/or the Collection Agent, as directed, all Records that evidence or relate to the Receivables and other Transferred Assets conveyed to JPFD under this Agreement.

          SECTION 6.05.   Further Action Evidencing Purchases. (a)   Each
Seller agrees that at any time and from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary to perfect, protect or more fully evidence JPFD's, the Agent's and the Bank Investors' respective interests in the Transferred Assets, or to enable JPFD, the Agent or any of the Bank Investors to exercise or enforce any of their respective rights hereunder. Without limiting the generality of the foregoing, each Seller will (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments and notices, as may be necessary or appropriate or as JPFD, the Agent, any Bank Investor or any of the foregoing's agents, representatives or permitted assignees may reasonably request, and (ii) mark its master data processing records evidencing such Receivables and related Contracts with a legend indicating JPFD's and the Agent's respective interests therein.

          (b) If any Seller fails to perform any of its agreements or obligations under this Agreement, following expiration of any applicable cure period, JPFD (or any assignee thereof) may (but shall not be required to) perform, or cause performance of, such agreement or obligation, and the reasonable expenses of JPFD (or any such assignee) incurred in connection therewith shall be payable by such Seller upon JPFD's (or any such assignee's) written demand therefor (which demand shall itemize such expenses in reasonable detail).

          SECTION 6.06.  Application of Collections.   Any payment by an
Obligor in respect of any indebtedness or other obligations owed by such Obligor to a Seller shall, except as otherwise specified by such Obligor or otherwise required by law, be applied as a Collection of any Receivable of such Obligor purchased hereunder (in the order of the age by invoice date of such Receivables, starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to (i) any Receivable arising subsequent to the Termination Date which is not purchased hereunder or (ii) any other indebtedness of such Obligor to the Seller.

          SECTION 6.07.   Servicing Compensation.   Pursuant to the TAA, the
Company or the Bank Investors shall pay to the Collection Agent a Servicing Fee, as full compensation for servicing activities performed by the Collection Agent under this Agreement, the TAA and the other Transaction Documents, as more fully described in (and subject to the limitations set forth in) (x) the definition of Servicing Fee" set forth in the TAA and (y) Sections 2.5 and 2.6 of the TAA. The Servicing Fee payable pursuant to the TAA shall be paid to the Collection Agent who shall then allocate such fee among itself and the Sub-Collection Agents as the Collection Agent and such Sub-Collection Agents may determine based upon each such party's pro rata share of Receivables being serviced by such party in its capacity as Collection Agent or Sub-Collection Agent. None of the Company, the Agent or the Bank Investors shall have any liability for the payment of any Sub-Collection Agent unless each such party shall have agreed to be so bound in writing.

          SECTION 6.08.  Collection Agent Liability.   JPFD and the Agent shall
have the absolute and unlimited right to direct the Collection Agent (whether the Collection Agent is one of the Sellers, any of their Affiliates or any other Person) to commence or settle any legal action to enforce Collection of any Receivable or to foreclose upon or repossess any Transferred Assets; provided, however, that the Collection Agent shall not make the Agent, any Bank Investor or any of the foregoing's Affiliates a party to any litigation or proceeding without such Person's express written consent.

                                  ARTICLE VII

                                INDEMNIFICATION

          SECTION 7.01. Indemnities by the Sellers. Without limiting any other rights which JPFD may have hereunder or under applicable law, the Sellers hereby jointly and severally agree to indemnify JPFD and any successors and permitted assigns and their respective officers, directors and employees (collectively, "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them in any action or proceeding between any of the Sellers (including, in such Person's capacity as the Collection Agent) and any of the Indemnified Parties or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, or the other Transaction Documents, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of an Indemnified Party or (ii) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables; it being understood and agreed, that except as provided in Section 2.03(b), no Seller shall be liable for the payment of, or to indemnify JPFD or any assignee thereof for the payment of, any loss that any such Person may incur resulting solely from the non-payment or non-collectibility of any Receivable due to the creditworthiness of the applicable Obligor thereof. Without limiting the generality of the foregoing, each Seller shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

               (i) any representation or warranty made by any of the Sellers (including in such Person's capacity as the Collection Agent or a Sub-Collection Agent) or any officers of the Seller (including in such Person's capacity as the Collection Agent) under or in connection with this Agreement, any of the other Transaction Documents, any Investor Report delivered by the Collection Agent or any other information or report delivered by the Seller or the Collection Agent on such Seller's behalf pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

               (ii) the failure by any of the Sellers (including in such Person's capacity as the Collection Agent or a Sub-Collection Agent) to comply with any applicable law, rule or regulation with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable law, rule or regulation;

               (iii) the failure to vest and maintain vested in JPFD or to transfer to JPFD, legal and equitable title to and first priority perfected ownership of, the Receivables and the Related Assets, which are sold, conveyed or otherwise transferred by the Seller hereunder, free and clear of any Adverse Claim (other than Adverse Claims created under the other Transaction Documents);

               (iv) the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any of the Receivables or the Related Assets;

               (v) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods, inventory or merchandise or services related to such Receivable or the furnishing or failure to furnish such goods, inventory, merchandise or services;

               (vi) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions hereof;

               (vii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with goods, merchandise, inventory or services which are the subject of any Receivable or Contract;

               (viii) the failure by any of the Sellers (individually or as Collection Agent or a Sub-Collection Agent) to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which such Seller is a party or to perform any of its respective duties under the Contracts;

               (ix) the failure of any of the Sellers to pay when due any taxes, including without limitation, sales, excise or personal property taxes payable in connection with any of the Receivables;

               (x) any repayment by an Indemnified Party of any amount previously distributed which such Indemnified Party believes in good faith is required to be made;

               (xi) the commingling by the Seller or the Collection Agent of Collections of Receivables at any time with other funds;

               (xii) any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents, the use of proceeds of Purchases by the Seller, the ownership or maintenance of any interest in the Transferred Assets of or any Receivable, Related Security or Contract;

               (xiii) the failure of any Lock-Box Bank or Deposit Account Bank to remit any amounts held in the Lock-Boxes, the Lock-Box Accounts or the Deposit Accounts pursuant to the instructions of the Collection Agent, the Agent, JPFD or any Seller (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of any applicable Lock-Box Agreement or Deposit Account Agreement, as applicable) whether by reason of the exercise of set-off rights or otherwise;

               (xiv) any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor of any Seller may be located as a result of the failure of such Seller to qualify to do business or file any notice of business activity report or any similar report;

               (xv) any action taken by the Seller, or the Collection Agent
     (if any of the Sellers or any Affiliate or designee of any of the Sellers) in the enforcement or Collection of any Receivable;

               (xvi) any recovery or action for recovery by any Person under PACA relating to any of the goods, merchandise or inventory of such Seller, the sale of which while subject, or purportedly subject, to the statutory trust under such statute gave rise to any Receivables; or

               (xvii) the sale of any Noncomplying Receivable by such Seller to JPFD.

                                  ARTICLE VIII

                                 MISCELLANEOUS

          SECTION 8.01. Waivers; Amendments. No failure or delay on the part of JPFD (or any assignee thereof) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by JPFD, the Agent and the Majority Investors.

          SECTION 8.02.  Notices.   Except as provided below, all
communications and notices provided for hereunder shall be in writing (including telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth below its name on the signature pages hereto or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified for such Person and confirmation is received, (ii) if given by mail, three (3) Business Days following such posting, postage prepaid, U.S. Certified or registered, (iii) if given by overnight courier, one (1)
Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified on the signature pages hereof.

          SECTION 8.03.   Effectiveness; Binding Effect; Assignability   (a)
This Agreement shall become effective on the Closing Date and shall, from and after such date, be binding upon and inure to the benefit of the Sellers and JPFD and their respective successors and permitted assigns. None of the Sellers may assign any of their rights or delegate any of their duties hereunder or any interest herein without the prior written consent of the Agent. No provision of this Agreement shall in any manner restrict the ability of JPFD (or the Company or any Bank Investor as assignees of JPFD) to assign, participate, grant security interests in, or otherwise transfer any of their rights or remedies hereunder.

          (b) Without limiting the foregoing, each of the Sellers hereby acknowledges that, contemporaneously herewith, JPFD is selling, assigning, transferring and conveying to the Agent (for its benefit and for the benefit of the Company, the Bank Investors, and each of the foregoing's respective assignees, under the TAA, all of JPFD's right and title to and interest in, among other things, the Transferred Assets and this Agreement, including all of JPFD's rights, remedies, powers and privileges, and all claims of JPFD against the Sellers, under or with respect to this Agreement (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including (i) the right of JPFD and the obligations of the Sellers hereunder and (ii) the right, at any time, to give or withhold consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement or the obligations in respect of the Sellers
hereunder to the same extent as JPFD may do.   Each of the Sellers hereby
consents to such sale, transfer, assignment and conveyance to the Agent and acknowledges and agrees that the Agent, as the assignee of JPFD for the benefit of the Company, the Bank Investors and each of the foregoing's respective assignees, including but not limited to the Collateral Agent, shall be a third party beneficiary of the rights of JPFD arising hereunder and under the other Transaction Documents to which any of the Sellers is a party.

          (c) Each of the Sellers hereby agrees to execute all agreements, instruments and documents, and to take all other action, that JPFD or the Agent reasonably determines is necessary or appropriate to evidence the assignments
described in clause (b) immediately above.   To the extent that JPFD,
individually or through the Collection Agent, has granted or grants powers of attorney to the Agent under the TAA, each Seller hereby grants a corresponding
power of attorney on the same terms to JPFD.   Each Seller hereby acknowledges
and agrees that JPFD, in all of its capacities, shall assign to the Agent for the benefit of the Company, the Bank Investors, and each of the foregoing's respective assignees, such powers of attorney and other rights and interests granted by each Seller to JPFD hereunder and agrees to cooperate fully with the Agent in the exercise of such rights.

          (d) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date occurring after the Termination Date upon which the Aggregate Unpaids have been paid in full, in cash; provided, however, that (i) the rights and remedies with respect to any breach of any of the provisions of Section 8.06, (ii) the indemnification and payment provisions of Article VII and Section 8.05 and (iii) the provisions of Section 8.09, shall, in each case, be continuing and shall survive any termination of this Agreement.

          SECTION 8.04. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE SELLERS AND JPFD HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE SELLERS AND JPFD HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 8.04 SHALL AFFECT THE RIGHT OF JPFD TO BRING ANY ACTION OR PROCEEDING AGAINST ANY SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

          (b) EACH OF THE SELLERS AND JPFD HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

          SECTION 8.05.   Costs and Expenses.   In addition to the rights of
indemnification under Article VII hereof, the Sellers agree to pay JPFD on demand all costs and expenses (including without limitation, reasonable counsel fees and expenses) in connection with the enforcement of the covenants, agreements, liabilities and obligations of the Sellers and the Collection Agent under this Agreement and the other Transaction Documents.

          SECTION 8.06.  Confidentiality.   (a) JPFD hereby acknowledges that
the Records and other information which the

Sellers must assign and/or deliver to JPFD hereunder may contain information in which the Sellers have a proprietary interest and which may not, at the time of assignment and/or delivery, be generally available to and known by the public. JPFD hereby agrees to maintain as confidential all such information obtained from the Sellers which is not otherwise generally available to the public and not to disclose such information to any other Person, provided, however, that nothing in this Section 8.06 shall prevent JPFD or its assignee from disclosing such information (i) to any permitted assignee of JPFD or its assignees for the purpose of such Person's enforcing its rights to and interest in the Receivables and Related Assets; (ii) to JPFD's or such assignee's (and such assignees') employees, agents, attorneys and accountants; (iii) subject to the further requirements set forth in this Section 8.06, upon the order of any court or administrative agency or upon the request or demand of any regulatory agency, authority or official having jurisdiction over such party, (iv) which has been obtained from any Person other than JPFD or its assignees, any Seller or a party hereto, (v) in connection with any pending or threatened litigation among the parties to the Transaction Documents; or (vi) as
otherwise expressly contemplated by this Agreement.   In addition, each of the
Sellers hereby agrees that it will not disclose the contents of this Agreement, the TAA, or any other proprietary or confidential information of JPFD or any of its assignees to any other Person except (i) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized rating agency, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information or (ii) as otherwise required by applicable law or order of a court of competent jurisdiction.

          (b) Notwithstanding the foregoing, each of the Sellers hereby consents to the disclosure of any non-public information with respect to it received by JPFD to any of the Company, the Agent, any nationally recognized rating agency rating the Company's Commercial Paper, the Administrative Agent, the Collateral Agent, any Bank Investor or potential Bank Investor, the Liquidity Provider or the Credit Support Provider in relation to the TAA.

          (c) Each of the Sellers hereby agrees that it will not disclose the contents of the TAA, this Agreement or any other proprietary or confidential information of the Company, the Agent, the Administrative Agent, the Collateral Agent, any Liquidity Provider or any Bank Investor to any other Person except
(i) such Seller's auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized rating agency, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information or

(ii) as otherwise required by applicable law or order of a court of competent jurisdiction.

          SECTION 8.07. Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          SECTION 8.08.  Purchase Termination.   (a) The agreements of the
Sellers to sell Receivables hereunder may be terminated at any time by the Sellers by giving written notice thereof to JPFD and the Agent of the Sellers' election to terminate this Agreement, in which event the Purchase Termination Date shall thereafter occur on the date specified therefor by the Sellers' in such notice, but in any event not less than 60 days after the Agent's receipt of such notice.

          (b)  Notwithstanding any such termination described under paragraph
(a) above, all other provisions of this Agreement shall remain in full force and effect as provided in Section 8.03. On or after the termination of this Agreement, JPFD will, at the request and expense of the Sellers, execute and deliver to the Sellers such UCC termination statements and other documents as the Sellers may reasonably request to evidence such termination.

          SECTION 8.09. No Proceedings. (a) Each of the Sellers hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other indebtedness of the Company, it will not institute against, or join any other Person in instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any other state of the United States.

          (b) Each of the Sellers and the Collection Agent (including any Sub-Collection Agents) hereby agrees that it will not institute against JPFD, or join any other Person in instituting against JPFD, any proceeding of the type referred to in the definition of "Bankruptcy Event", so long as any Aggregate Unpaid shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Aggregate Unpaid shall have been outstanding. The foregoing shall limit the rights of any Seller under any and all agreements it may have with JPFD but shall not limit the right of any Seller to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted against JPFD by any Person other than a Seller or any Affiliate thereof.

          SECTION 8.10. Entire Agreement. This Agreement, together with the other Transaction Documents, including the exhibits and schedules hereto and thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

          SECTION 8.11.   Survival of Agreement.   All covenants, agreements,
representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the Closing Date, the initial Purchase and each subsequent Purchase and shall continue in full force and effect until the date following the Termination Date upon which the Aggregate Unpaids have been paid in full, in cash.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                   JP FOODSERVICE DISTRIBUTORS, INC.

                                   By: /s/ JAMES L. MILLER
                                      ---------------------------
                                   Name: James L. Miller
                                   Title: President
                                   9830 Patuxent Woods Drive
                                   Columbia, Maryland  21046
                                   Attention: George Megas
                                   Telephone: (410) 312-7577
                                   Telecopy:  (410) 312-7599

                                   SKY BROS., INC.

                                   By: /s/ JAMES L. MILLER
                                      ---------------------------
                                   Name: James L. Miller
                                   Title: President
                                   Burns Avenue and Canan Station
                                   Altoona,  Pennsylvania   16601
                                   Attention:
                                   Telephone:
                                   Telecopy:

                                   ILLINOIS FRUIT & PRODUCE CORP.

                                   By: /s/ JAMES L. MILLER
                                      ---------------------------
                                   Name: James L. Miller
                                   Title: President
                                   One Quality Lane
                                   Streator,  Illinois 61364
                                   Attention:
                                   Telephone:
                                   Telecopy:

                                   JPFD FUNDING COMPANY


                                   By: /s/ GEORGE T. MEGAS
                                      ------------------------------------
                                   Name: George T. Megas - Vice President,
                                     Finance
                                   9830 Patuxent Woods Drive
                                   Columbia, Maryland  21046
                                   Attention: George Megas
                                   Telephone: (410) 312-7577
                                   Telecopy:


                                   JP FOODSERVICE, INC.


                                   By: /s/ JAMES L. MILLER
                                      ------------------------------------
                                   Name: James L. Miller
                                   Title: President
                                   9830 Patuxent Woods Drive
                                   Columbia, Maryland  21046
                                   Attention: George Megas
                                   Telephone: (410) 312-7577
                                   Telecopy:  (410) 312-7599